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                                                                   EXHIBIT 10.23


                                  EMPLOYMENT AGREEMENT

         THE PARTIES to this Agreement made this 2nd day of February, 1995, are CRYSTAL MOUNTAIN, INC., a Washington corporation ("Crystal"), and THOMAS F. LEONARD of Crystal Mountain, Washington ("Leonard"), its President.

         The parties agree as follows:

         1. Position. Leonard continues to be retained by Crystal to serve as its President. At Leonard's option, his services may be provided through a corporation of which he is the sole shareholder. His powers and duties as president shall be generally as set forth in the Bylaws and specifically as shall be provided by the Board of Directors from time to time.

         2. Term. This Agreement shall be effective October 1, 1994 through September 30, 1997, or until terminated by either party upon giving the other party ten (10) days' written notice.

                 Except as provided below, there shall be no severance pay in the event the termination is for any of the following reasons:

                 A. Voluntary termination by Leonard; or

                 B. The Board of Directors terminates Leonard for cause. For purposes of this Agreement, "cause" means conviction of a felony, knowing action or inaction by Leonard which significantly, adversely affects Crystal's financial condition, or any knowing action of inaction by Leonard which significantly, objectively, and adversely harms Crystal's operations or reputation in the community.

         3. Compensation. Leonard shall be compensated at a rate to be established annually on or before October 1 of each year. In addition, he may receive an incentive bonus based on his performance. Any such bonus plan will be a subjective plan established on or before October 1, determined solely by the Board of Directors containing those criteria felt by the Board to be those which most materially affect Crystal's operations and future.

                 A Deferred Compensation Agreement ("Plan") has also been arranged with regard to such compensation and such other amount(s) as are identified by the Board of Directors as subject to the Plan.

         4. Severance Pay. In the event that Leonard's employment is terminated because of the following reasons, severance pay will be paid as described below:

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                 A. In the event of voluntary termination by the Board of
Directors, for reasons other than cause, Leonard shall receive severance pay equal to six (6) months' base salary (calculated without taking bonus payments into account, if any) payable in equal monthly installments over a period of six
(6) months, together with insurance benefits as outlined in Section 5.C, below.

                 B. In the event of sale, merger, transfer of assets, or other similar event which results in termination of Leonard's employment, Leonard shall receive severance pay equal to his base salary (calculated without taking bonus payments into account, if any) payable in equal monthly installments over the remaining period of the unexpired term of this Agreement, as set forth in
Section 2, together with insurance benefits as outlined in Section 5.C, below.

                          In addition, in the event that Leonard's employment
is terminated for any reason (with or without cause), including disability or death, Leonard, or his designated beneficiary in the event of his death, shall be paid a lump sum salary continuation payment of $45,000 within thirty (30) days following termination.

         5.      Benefits.

                 A. Housing. In view of the remote location of Crystal's business premises, as a condition of Leonard's employment Crystal agrees to provide, and Leonard is required to accept, suitable housing at Crystal Mountain, which shall include all utilities and maintenance.

                 B. Transportation. Leonard shall be provided with a company car for his business use, as needed to perform services hereunder, which shall include all operating and maintenance costs.

                 C. Insurance. Leonard shall be provided with health and life insurance under the company plan. In addition, Leonard may be eligible for life insurance coverage in accordance with the Split-Dollar Insurance Agreements and Assignments of Life Insurance Policy incorporated herein by this reference. Under said Agreements, and Assignments, Crystal is entitled to repayment of premiums advanced within thirty (30) days of Leonard's termination of employment, and Crystal has the right to recover premiums advanced from the proceeds of the policy, or its cash value, as the case may be. If, for any reason, Crystal does not fully recover premiums advanced within said thirty (30) day period, payments under Section 4 hereof shall be reduced accordingly.

                 D. Vacation and Sick Leave. Leonard will be granted reasonable vacation time and sick leave.

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                 E. Business Expense. Leonard shall be reimbursed for all
reasonable business expenses incurred on behalf of Crystal.

                 F. Other Benefits. Leonard will be a participant in all other benefits normally provided to Crystal's full- time employees, subject to any eligibility requirements regularly applicable to such benefit programs.

         6. Applicable Law. This contract and all rights hereunder shall be governed by the applicable laws of the State of Washington.

         7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and may not be modified except upon the written agreement of the parties hereto.

                                           CRYSTAL MOUNTAIN, INC.

/S/ THOMAS F. LEONARD                      /S/ ROBERT E. CARLSON
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THOMAS F. LEONARD                          Robert E. Carlson
                                           Chairman, Board of Directors

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